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                                                                       EXHIBIT 5

                                  June 5, 2001

Markel Corporation
4521 Highwoods Parkway
Glen Allen, Virginia 23060

Ladies and Gentlemen:

     We have advised Markel Corporation, a Virginia corporation (the "Company"), in connection with (i) the Registration on Form S-3 as amended (File No. 333-52544) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission for the purpose of offering under the Securities Act of 1933, as amended, the Company's debt securities, debt warrants, common stock, common stock warrants, preferred stock, preferred stock warrants and depositary shares to be offered from time to time by the Company on terms to be determined at the time of the offering and (ii) the issuance of the Company of up to $408,000,000 aggregate principal amount, including the underwriters overallotment of $53,000,000, of the Company's 4.25% Liquid Yield Option Notes due 2031 (the "Notes") as described in the Company's Prospectus Supplement, dated May 30, 2001 (the "Prospectus Supplement"), and pursuant to an indenture, dated June 5, 2001, between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), as supplemented by a First Supplemental Indenture, dated as of June 5, 2001 (the "Indenture"), and the public offering of the Notes pursuant to an Underwriting Agreement, dated May 30, 2001 (the "Underwriting Agreement"), between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus Supplement or the Indenture.

     We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

     On the basis of such examination and review, we advise you that, in our opinion, when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement and the Prospectus Supplement, and assuming due authentication thereof by the Trustee in accordance with the provision of the Indenture, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditor's rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
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     We hereby consent to the filing as exhibits to the Company's Current Report on Form 8-K of this opinion and our opinion dated the date hereof with respect to tax matters filed as Exhibit 8 to such Current Report on Form 8-K and to their incorporation by reference in the Registration Statement. We also hereby consent to the references to us under the heading "Legal Matters" in the Registration Statement and the heading "Validity of the LYONs" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     /s/ McGuireWoods LLP